Exhibit 5.1

REEDER & SIMPSON PC

ATTORNEYS AT LAW

P.O. Box 601 RRE Commercial Center Majuro, MH 96960	Telephone: 011-692-625-3602 Email: dreeder@ntamar.net r.simpson@simpson.gr

May 6, 2014

StealthGas Inc.

331 Kifissias Avenue

Erithrea 14561

Athens, Greece

Re: StealthGas Inc.

Ladies and Gentlemen:

We are licensed to practice law in the Republic of the Marshall Islands (the “RMI”), and are members in good standing of the Bar of the RMI. We have acted as special counsel to StealthGas Inc. (the “Company”), on matters of RMI law in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated thereunder, with respect to the sale by the Company of 4,476,195 shares of its common stock, par value $0.01 per Share (the “Common Stock”). In rendering this opinion, we have examined originals or electronic photocopies of: (i) the Registration Statement, as amended, of the Company on Form F-3 (No. 333-189971), filed with the Securities and Exchange Commission (the “SEC”) on July 16, 2013, relating to the registration by the Company of its Common Stock, declared effective by the SEC on July 26, 2013 (the “Registration Statement”), the base prospectus of the Company dated July 26, 2013 (the “Base Prospectus”), (iii) the prospectus supplement (the “Prospectus Supplement”), dated April 30, 2014, including the Base Prospectus, together with the Base Prospectus, the “Prospectus”), (iii) the Underwriting Agreement, dated April 30, 2014, among the Company and Global Hunter Securities, LLC, as the sole underwriter named, and (iv) all such other documents, including certificates of public officials and representatives of the Company, as we have deemed necessary. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as electronic photocopies and the accuracy of the factual representations made to us by officers and other representatives of the Company. As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates.

This opinion is limited to RMI law as of the date hereof. In rendering our opinion as to the valid existence in good standing of the Company, we have relied solely on a Certificate of Good Standing issued by the Registrar of Corporations of the RMI on May 6, 2014.

Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that:

A. The Company is a corporation incorporated, validly existing and in good standing under the law of the RMI.

B. The Common Stock, when issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, will be duly authorized and validly issued, fully paid and non-assessable.

Except as otherwise defined herein, capitalized terms are used as defined in the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus. In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Dennis J. Reeder

Dennis J. Reeder

Reeder & Simpson PC